Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 15, 2012, with respect to the consolidated financial statements and schedule of Transcend Services, Inc. and subsidiaries (the “Company”) as at December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 included in the Current Report on Form 8-K/A of Nuance Communications, Inc. dated May 18, 2012, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Atlanta, Georgia

June 28, 2012